Filed Pursuant to Rules 424(b) & (c)

Registration No. 333-109756

Dated November 23, 2004

Prospectus Supplement

(to prospectus dated January 7, 2004, and prospectus supplements dated Jan. 14, 2004, Jan. 21, 2004, Jan. 30, 2004, Feb. 9, 2004,

Feb. 17, 2004, Feb. 24, 2004, Mar. 2, 2004, Mar. 12, 2004,

Mar. 22, 2004, Mar. 29, 2004, Apr. 16, 2004, Apr. 23, 2004,

May 4, 2004, May 24, 2004, Jun. 25, 2004, Jul. 2, 2004,

Aug. 5, 2004, Aug. 11, 2004 and Nov. 16, 2004, respectively)

$575,000,000

HEALTH MANAGEMENT ASSOCIATES, INC.

1.50% Convertible Senior Subordinated Notes Due 2023 and

Class A Common Stock Issuable Upon Conversion of the Notes

This supplement amends our prospectus dated January 7, 2004, as supplemented on January 14, 2004, January 21, 2004, January 30, 2004, February 9, 2004, February 17, 2004, February 24, 2004, March 2, 2004, March 12, 2004, March 22, 2004, March 29, 2004, April 16, 2004, April 23, 2004, May 4, 2004, May 24, 2004, June 25, 2004, July 2, 2004, August 5, 2004, August 11, 2004 and November 16, 2004, respectively, relating to the sale by certain of our securityholders of up to $575,000,000 in principal amount of our 1.50% Convertible Senior Subordinated Notes due 2023 and shares of our class A common stock issuable upon their conversion.

You should read this supplement in conjunction with the prospectus and the subsequent supplements. Additionally, this supplement is qualified by reference to the prospectus and the subsequent supplements, except to the extent that the information in this supplement supersedes the information contained in the prospectus or the subsequent supplements.

SELLING SECURITYHOLDERS

The following table provides information regarding the principal amount of notes owned beneficially by certain of our selling securityholders, the percentage of outstanding notes held by such securityholders, and the number of shares of our class A common stock each securityholder would own beneficially upon conversion of its entire principal amount of notes.

The table below supplements or amends the table of securityholders contained on pages 47 through 50 of the prospectus and in the subsequent supplements. Accordingly, the information contained in the table supersedes the information in the prospectus and in the subsequent supplements with respect to each securityholder listed below. This information was furnished to us by the listed securityholders on or before November 23, 2004. Because selling securityholders may at any time trade all or some of the notes listed without providing notice of such transactions to us, the table below may not reflect the exact value of notes held by each securityholder on the date of this supplement. Except as may be set forth below, the footnotes included in the table on pages 47 through 50 of the prospectus are incorporated into this supplement by reference.

Name	Principal Amount at Maturity of Notes That May Be Sold ($’s)	Percentage of Notes Outstanding	Number of Shares of Class A Common Stock That May Be Sold (1)	Percentage of Outstanding Class A Common Stock (2)
The Animi Master Fund, Ltd.	10,000,000	1.74	365,097	*

*	Less than 1%.
(1)	Assumes conversion of all of the selling securityholder’s notes at a conversion rate of 36.5097 shares of class A common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $27.39 per share of class A common stock). This conversion rate is subject to adjustment as described under “Description of the Notes–Conversion Rate Adjustments” in the prospectus. As a result, the number of shares of class A common stock issuable upon conversion of the notes may change in the future.
(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 243,404,283 shares of class A common stock outstanding as of August 5, 2004. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of class A common stock issuable upon conversion of all of that selling securityholder’s notes, but we did not assume conversion of any other selling securityholder’s notes.

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